EXHIBIT 99.1

AT SGK:
Timothy Allen
Vice President, Finance
Operations and Investor Relations
847-827-9494
timothy.allen@sgkinc.com

SCHAWK, INC. ANNOUNCES SALE OF ITS
LOS ANGELES LARGE-FORMAT PRINTING OPERATIONS

Des Plaines, IL, July 5, 2013—Schawk, Inc. (NYSE: SGK), now marketed as SGK (the “Company”), a leading global brand development, activation and deployment company, announced that it had completed the sale of various assets comprising its large-format printing operations located in Los Angeles, California to The Garvey Group, LLC on July 3, 2013, for an aggregate purchase price of approximately $8.2 million in cash and a $2.0 million secured subordinated note, subject to certain post-closing adjustments, plus the assumption of certain liabilities. The operations sold represented approximately $3.6 million, or 3.2 percent, of the Company’s first quarter 2013 revenue.

About SGK
SGK is a leading global brand development, activation and deployment company that drives brand performance. By creating brands, helping sell brands, producing brand assets and protecting brand equities, we help our clients achieve higher brand performance. SGK’s global footprint spans more than 20 countries. For more information visit: http://www.sgkinc.com.

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements because of factors, such as, among other things, actual post-closing adjustment amounts, the impact of the sale on the Company’s future financial results, as well as other factors detailed in the Company’s filings with the Securities and Exchange Commission. The Company can give no assurance that the assumptions upon which such forward-looking statements are based will prove to have been correct, and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events.

For more information about SGK, visit its website at http://www.sgkinc.com.

Schawk, Inc. is now marketed as SGK